UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

ANNUITY AND LIFE RE (HOLDINGS), LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Annuity and Life Re (Holdings), Ltd.

Cumberland House
1 Victoria Street
Hamilton, HM 11, Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TIME	9:00 a.m. local time on August 5, 2004

PLACE	Fairmont Hamilton Princess Hotel 76 Pitts Bay Road Pembroke, HM 08, Bermuda

ITEMS OF BUSINESS	(1) To elect four directors to hold office as specified in the Proxy Statement.

(2) To ratify the selection of Marcum & Kliegman LLP as independent auditor for the Company for the current fiscal year and to authorize the Company’s Board of Directors, acting by the Company’s Audit Committee, to set its remuneration.

(3) To approve a consolidation of the Company’s common shares within a range of one-for-two to one-for-twenty and to grant authority to the Company’s Board of Directors to determine the final terms and effective time of such consolidation.

(4) To amend the Company’s Bye-laws as set forth in Appendix B to the enclosed Proxy Statement to authorize the Board of Directors to determine the final terms and effective time of a consolidation of share capital that has been approved by the shareholders.

(5) To act upon any other matters properly coming before the meeting or any adjournment thereof.

RECORD DATE	The close of business on June 30, 2004 has been fixed as the record date for the meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote in person or by proxy at the meeting and any adjournment or postponement thereof.

IMPORTANT	It is important that your shares be voted at this meeting. Please MARK, SIGN, DATE and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the meeting. If you later desire to revoke your proxy, you may do so in the manner described in the Proxy Statement.

By Order of the Board of Directors,

JOHN F. BURKE
Chief Executive Officer

July 2, 2004

i

Annuity and Life Re (Holdings), Ltd.

Cumberland House
1 Victoria Street
Hamilton, HM 11, Bermuda

PROXY STATEMENT

       The Annual General Meeting of the Shareholders of Annuity and Life Re (Holdings), Ltd. (the “Company”) will be held at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke, HM 08, Bermuda, at 9:00 a.m. local time on August 5, 2004 (the “Annual Meeting”). We are mailing this Proxy Statement on or about July 2, 2004 to each holder of the Company’s issued and outstanding common shares (the “Common Shares”) entitled to vote at the meeting in order to furnish information relating to the business to be transacted at the Annual Meeting.

      We fixed the close of business on June 30, 2004 as the record date for the Annual Meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. On the record date, there were 26,400,928 outstanding Common Shares.

      Our annual report, which is comprised of a Form 10-K for the fiscal year ended December 31, 2003 and a related amendment (collectively, the “Annual Report”), accompanies this Proxy Statement. The Annual Report is for informational purposes and is not designed as a means of soliciting your proxy.

VOTING AND REVOCABILITY OF PROXIES

      We hope you will attend the Annual Meeting. Whether or not you plan to attend, please mark, sign, date and return the enclosed proxy in the accompanying envelope so that your Common Shares will be represented. The envelope is addressed to the Company’s transfer agent and requires no postage. If you receive more than one proxy card — because you have multiple accounts or hold Common Shares in more than one way — you should sign and return all proxies received in order to be sure all of your Common Shares are voted. The enclosed proxy also confers discretionary authority with respect to amendments or variations to the matters identified in the Notice of Annual Meeting and with respect to other matters that may be properly brought before the Annual Meeting.

      The presence of two or more persons representing in person or by proxy a majority of all outstanding Common Shares entitled to vote at the Annual Meeting is necessary to constitute a quorum. On each matter voted upon at the Annual Meeting and any adjournment or postponement thereof, each record holder of Common Shares will be entitled to one vote per share, except that certain provisions of the Company’s Bye-laws reduce the total voting power of any shareholder who is a “United States person” (as defined in the Bye-laws) and who beneficially owns 10% or more of the Common Shares to less than 10% of the total voting power of the Company’s share capital. As a result of these provisions, the voting rights of two institutional shareholders of the Company will be restricted. The Company’s Bye-laws also reduce the voting power of any shareholder who is not a “United States person” and who beneficially owns 17% or more of the Common Shares to less than 17% of the total voting power of the Company’s share capital.

      Under Proposal 1, our directors are elected by the affirmative vote of a majority of the votes cast at the Annual Meeting. Proposals 2, 3 and 4 also will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting. If you mark your proxy as “Withhold Authority” or “Abstain” on any matter, or if you give specific instructions that no vote be cast on any specific matter, the shares represented by your proxy will not be voted on such matter but will count in determining whether a quorum is present. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so called “broker nonvotes”) are also considered in determining whether a quorum is present, but will not affect the outcome of any vote.

      You may vote your shares at the Annual Meeting in person or by proxy. All valid proxies received before the Annual Meeting will be voted according to their terms. If you complete your proxy properly, but do not provide instructions as to how to vote your shares, your proxy will be voted “FOR” the election of all directors nominated by the Board, and “FOR” Proposals 2, 3 and 4 described herein and set forth on the accompanying proxy card. If any other business is brought before the Annual Meeting, proxies without voting instructions will be voted, to the extent permitted by the rules and regulations of the United States Securities and Exchange Commission (the “Commission”) and Bermuda law, in accordance with the judgment of the persons voting the proxies. After providing your proxy, you may revoke it at any time before it is voted at the Annual Meeting by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date. You may also revoke your proxy by attending the Annual Meeting and giving notice of revocation. Attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

      The Company will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners of Common Shares. In addition to solicitation by mail, the Company may solicit proxies by telephone or other electronic means, or personally by certain directors, officers and employees of the Company and its subsidiaries who will receive no extra compensation, other than reimbursement for actual expenses incurred in connection with the solicitation. The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company.

PROPOSAL ONE

ELECTION OF DIRECTORS

      The Board of Directors has nominated four persons for election as directors. For terms expiring at the adjournment of the annual general meeting of shareholders in the year 2007, the nominees are Martin A. Berkowitz, Michael P. Esposito, Jr., Robert P. Johnson and Jeffrey D. Watkins. The nominees are currently directors of the Company.

      Each director will be elected by the affirmative vote of a majority of the votes cast at the Annual Meeting. The Board recommends that you vote for the election of each of the nominees.

      While the Board has no reason to believe that any nominee will be unavailable to serve as a director, if for any reason any nominee should become unavailable to serve as a director, the Common Shares represented by proxies will be voted for the election of such substitute nominee(s) as may be designated by the Board.

      Set forth below is biographical information concerning each nominee for election as a director and each person who is continuing as a director, including the individual’s principal occupation and the period during which such person has served as a director of the Company.

Nominees for Director

      Martin A. Berkowitz, age 55, has served as a director of the Company since being appointed by the Board in 2003. In March 2004, Mr. Berkowitz was named President and Chief Executive Officer of the National Veterans Business Development Corporation, a provider of assistance to small businesses owned by veterans, where he had served as Senior Vice President and Chief Financial Officer since January 2001. From November 2000 through January 2001, Mr. Berkowitz was an independent consultant. Prior thereto, Mr. Berkowitz held various positions, including as a Senior Vice President and as Principal Controller, at Prudential Insurance Company of America Inc., a financial services company. He currently serves on the Board of Directors of Plinex, Inc.

      Michael P. Esposito, Jr., age 64, has served as a director of the Company since its formation in 1997. He has been non-executive Chairman of the Board of XL Capital Ltd since 1995 and a director since 1986. He also serves as a director of Forest City Enterprises, Inc. and Sedgewick CMS Holdings, Inc. Mr. Esposito served as Co-Chairman of Inter-Atlantic Capital Partners, Inc. from 1998 to 2000, having previously served as Vice Chairman from 1994 to 1998. Inter-Atlantic provides investment banking services for insurance companies and other financial services firms. Mr. Esposito served as Executive Vice President and Chief Corporate Compliance, Control and Administration Officer of The Chase Manhattan Corporation from 1992 to 1995, having previously served as Executive Vice President and Chief Financial Officer from 1987 to 1992.

      Robert P. Johnson, age 58, has served as a director of the Company since 2003. Since March 2002, Mr. Johnson has been an independent consulting actuary. Mr. Johnson was President and Chief Executive Officer of Hamilton Harbour Re from August 2000 through February 2002 and was President and Chief Executive Officer of Marathon Re from January 2000 through July 2000; both Hamilton Harbour Re and Marathon Re were start up insurance companies for which capital raising plans were unsuccessful. From 1993 through December 1999, Mr. Johnson was an independent consulting actuary. Prior thereto, from 1971 through 1993, Mr. Johnson held various positions at North American Reinsurance Corporation and its affiliate, North American Reassurance Company, including Executive Vice President of Atrium Corporation, a subsidiary of North American Reinsurance. Mr. Johnson is a Fellow of the Society of Actuaries.

      Jeffrey D. Watkins, age 43, has served as a director since 2003. Mr. Watkins is currently the President of Prescott Group Capital Management, LLC, a registered investment advisor, and serves as the co-manager of the Prescott Group Tradition Fund, L.P. and Prescott Group Mid Cap, L.P. Prior to joining Prescott in July 2001, Mr. Watkins served for 18 years as a portfolio manager for Capital Advisors, Inc., a registered investment advisor, located in Tulsa, Oklahoma.

Directors Whose Terms Expire in 2005

      Albert R. Dowden, age 62, has served as a director of the Company since 2003. Prior to his retirement in 1998, Mr. Dowden served as President and Chief Executive Officer of Volvo Group North America, Inc. and Senior Vice President of its Swedish parent company, AB Volvo. Prior to joining Volvo in 1974 as General Counsel to its North American operations, he practiced law with the New York based international law firm of Rogers & Wells (now Clifford Chance). Mr. Dowden currently serves as a Director of the AIM/ Invesco Mutual Funds and Magellan Insurance, a Bermuda based reinsurance company, and is a founder and Managing Director of The Boss Group, a Houston and London based private investment and management firm. Mr. Dowden also serves as Chairman of The Cortland Trust, a New York based money market fund. He also serves as a director or chairman of various New York based, as well as internationally focused, charities. Mr. Dowden had previously served as a director of the Company from 1998 to 2000.

      Lee M. Gammill, Jr., age 69, has served as a director of the Company since 1998. Since 1997, Mr. Gammill has served as Chairman of the Gammill Group, a provider of financial and consulting services to the insurance industry. From 1994 to 1997, Mr. Gammill served as Vice Chairman of the Board of New York Life Insurance Company, where he was employed for more than 40 years. He currently serves as a trustee of the American College Foundation and as a director of Sigaba Corporation.

      Frederick S. Hammer, age 67, has served as Chairman of the Board and a director of the Company since its formation in 1997. Mr. Hammer has been Co-Chairman of Guggenheim Securities, LLC, formerly known as Inter-Atlantic Securities Corp., LLC, and of Inter-Atlantic Capital Partners, Inc., since 1998. Guggenheim and Inter-Atlantic provide investment banking services for insurance companies and other financial services firms. He previously served as a Vice-Chairman of Inter-Atlantic from 1994 to 1998. He currently serves as a director of Tri-Arc Financial Services, Inc. and as a trustee of the Madison Square Boys and Girls Club and ING Clarion Real Estate Funds. Mr. Hammer served as Chairman and Chief Executive Officer of Mutual of America Capital Management Corporation from 1993 to 1994 and as President of SEI Asset Management Group from 1989 to 1993. From 1985 to 1989, Mr. Hammer was Chairman and Chief Executive Officer of Meritor Savings Bank, and prior thereto he was an Executive Vice President of The Chase Manhattan Corporation, where he was responsible for its global consumer activities.

      Jon W. Yoskin, II, age 64, has served as a director of the Company since 1998. Mr. Yoskin has been Chairman of the Board and Chief Executive Officer of Tri-Arc Financial Services, Inc., an insurance broker, since 1988, and has served as Chairman of the Board and Chief Executive Officer of Magellan Insurance Company, Ltd. since 1996.

Directors Whose Terms Expire in 2006

      John F. Burke, age 49, has served as a director of the Company since 2003, and is President and Chief Executive Officer of the Company. Mr. Burke was hired as the Company’s Chief Financial Officer in September 2001 and assumed responsibility as the Company’s President and Chief Executive Officer effective February 2003. Mr. Burke ceased being Chief Financial Officer of the Company on February 18, 2004 upon the appointment of John W. Lockwood to that office. Mr. Burke has worked in the insurance industry for over 25 years and held multiple positions with The Hartford Insurance Group beginning in 1982, and served as President of Hartford Financial Services Fidelity and Surety operations from 1997 to 1998. Mr. Burke also provided consulting services to Funds Express and served as President of FX Insurance Agency, an Internet start up company, in 1999. From 2000 to 2001, Mr. Burke served as Director of Business Development, Financial Services, at IONA Technologies, an e-business infrastructure company.

      Henry C. V. Keeling, age 49, has served as a director of the Company since 2003. Mr. Keeling has been Executive Vice President and Chief Executive of Reinsurance Operations at XL Capital Ltd, a diversified Bermuda-based insurer and reinsurer, and Chief Executive Officer of XL Re Ltd since August 1998. Mr. Keeling held various positions with Mid Ocean Reinsurance (now XL Re Ltd) from 1993 to 1998, most recently serving as its President and Chief Operating and Underwriting Officer. He previously served as a director of Taylor Clayton (Underwriting Agencies) Ltd and Deputy Underwriter of Syndicate 51 at Lloyd’s from 1984 through 1992. Mr. Keeling also serves as a Director of various XL affiliated companies, including

XL Re Latin America Ltd, and is Chairman of XL Re Insurance America, Inc. and XL Re Europe as well as several other XL affiliated companies. Mr. Keeling was nominated to become a director of the Company by XL Capital Ltd, which has the right to nominate one director for so long as it owns at least 500,000 Common Shares of the Company.

      Robert M. Lichten, age 63, has served as Deputy Chairman of the Board and a director of the Company since its formation in 1997. Mr. Lichten has been Co-Chairman of Guggenheim Securities, LLC, formerly known as Inter-Atlantic Securities Corp., LLC, and of Inter-Atlantic Capital Partners, Inc. since 1998. Guggenheim and Inter-Atlantic provide investment banking services for insurance companies and other financial services firms. He previously served as a Vice-Chairman of Inter-Atlantic from 1994 to 1998. He currently serves as a director of Magellan Insurance and XL Capital Assurance, which is a United States-based subsidiary of XL Capital Ltd, as well as a trustee of Manhattan College. Mr. Lichten served as a Managing Director of Smith Barney Inc. from 1990 to 1994 and as a Managing Director of Lehman Brothers Inc. from 1988 to 1990. Prior thereto, he served as an Executive Vice President of The Chase Manhattan Corporation, where he was responsible for asset liability management and was President of The Chase Investment Bank.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR”

THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR

CORPORATE GOVERNANCE

Independence

      The Board of Directors has adopted categorical standards for determining director independence. To satisfy these categorical standards, a director must not have a “material relationship” (e.g., a commercial, banking, consulting, legal, accounting, charitable or familial relationship) with the Company and must otherwise satisfy the independence requirements of the listing standards of the New York Stock Exchange (the “NYSE”). The Company has defined a material relationship to be one that requires disclosure as a related party transaction under Commission rules and regulations. Based on these categorical standards, the Board has determined that a majority of its directors are independent (Messrs. Berkowitz, Dowden, Gammill, Hammer, Johnson, Lichten, Watkins and Yoskin). The Board has also determined that Jerry S. Rosenbloom, a current director, is independent under the standards, although Mr. Rosenbloom has chosen not to stand for re-election at the Annual Meeting. The discussion below references Mr. Rosenbloom’s current committee memberships, which will not continue after the Annual Meeting.

Committees of the Board

      The Board has an Audit, Compensation, Corporate Governance, Executive, Finance and Investment, Litigation and Strategic Review Committee. Each committee reports to the Board. In addition, following the resignation of the Company’s former Chief Executive Officer in 2002, the Board appointed a Transition Committee consisting of Messrs. Hammer and Lichten to oversee the operations of the Company until a new Chief Executive Officer was selected. The Transition Committee was dissolved in February 2003 when Mr. Burke assumed responsibility as the Chief Executive Officer of the Company.

      Audit Committee. The Board has appointed an Audit Committee to assist the Board in its oversight of (i) the integrity of the Company’s financial statements; (ii) the independent auditor’s qualifications, independence and performance; (iii) the performance of the Company’s internal audit function; and (iv) the Company’s compliance with legal and regulatory requirements. The Audit Committee presently consists of five directors (Messrs. Dowden (Chairman), Berkowitz, Gammill, Johnson and Rosenbloom), each of whom is independent as independence is defined under the NYSE’s listing standards and the rules and regulations of the Commission. In addition, Mr. Hammer, as the Chairman of the Board, is invited to attend all Audit Committee meetings. The Board has determined that Mr. Berkowitz qualifies as an “audit committee financial expert,” as defined by Commission regulations. During 2003, the Audit Committee met eleven times. The Audit Committee has a written charter, which is posted on the Company’s website at www.alre.bm and is attached as Appendix A to this Proxy Statement.

      Compensation Committee. The Board has appointed a Compensation Committee to review the performance of corporate officers and the Company’s compensation policies and procedures and to make recommendations to the Board with respect to such policies and procedures. The Compensation Committee also administers the stock option and incentive compensation plans of the Company and evaluates the compensation paid to directors. The Compensation Committee presently consists of five directors (Messrs. Gammill (Chairman), Berkowitz, Rosenbloom, Watkins and Yoskin), each of whom is independent as independence is determined under the NYSE’s listing standards. In addition, Mr. Hammer, as the Chairman of the Board, is invited to attend all Compensation Committee meetings. During 2003, the Compensation Committee met eleven times. The Compensation Committee has a written charter, which is posted on the Company’s website at www.alre.bm.

      Corporate Governance Committee. The Board has appointed a Corporate Governance Committee to (i) identify and recommend to the Board qualified nominees for directors, members and chairpersons of the Board’s various committees and candidates to fill Board and committee vacancies; (ii) develop a Code of Business Conduct and Ethics applicable to the directors, officers and employees for the Board’s adoption, and monitor compliance with that Code; (iii) develop Corporate Governance Guidelines for the Board’s adoption, and monitor the Company’s approach to corporate governance issues; and (iv) oversee the evaluation of the effectiveness and contributions of management and of the Board, its committees and individual directors. The

Corporate Governance Committee presently consists of four directors (Messrs. Rosenbloom (Chairman), Dowden, Johnson and Yoskin), each of whom is independent as independence is determined under the NYSE’s listing standards. During 2003, the Corporate Governance Committee met six times. The Corporate Governance Committee has a written charter, which is posted on the Company’s website at www.alre.bm. The Company’s Code of Business Conduct and Ethics and Corporate Governance Guidelines also are posted on the Company’s website.

      Executive Committee. The Board has appointed an Executive Committee to exercise all of the authority of the Board between meetings of the full Board. The Executive Committee does not, however, have authority to take any action on matters committed or reserved by Bermuda law, the Company’s Bye-laws or resolution of the Board to the full Board or another of its committees. The Executive Committee regularly reviews the Company’s business and reports or makes recommendations to the Board thereon. The Executive Committee presently consists of six directors (Messrs. Hammer (Chairman), Dowden, Esposito, Gammill, Lichten and Rosenbloom). During 2003, the Executive Committee met three times.

      Finance and Investment Committee. The Board has appointed a Finance and Investment Committee to establish and monitor the Company’s investment policies and the performance of the Company’s investment manager. The Finance and Investment Committee presently consists of seven directors (Messrs. Lichten (Chairman), Berkowitz, Burke, Esposito, Hammer, Keeling and Watkins). During 2003, the Finance and Investment Committee met five times.

      Litigation Committee. The Board established a Litigation Committee in August 2003 to monitor a purported class action lawsuit filed against the Company and to provide any recommendations thereon to the full Board. The Litigation Committee presently consists of five directors (Messrs. Rosenbloom (Chairman), Dowden, Gammill, Lichten and Yoskin). During 2003, the Litigation Committee met one time.

      Strategic Review Committee. The Board has appointed a Strategic Review Committee to review and advise the Company with respect to the Company’s capital raising efforts, as well as other strategic alternatives that may arise, including any sale or merger of the Company. The Strategic Review Committee presently consists of six directors (Messrs. Esposito (Chairman), Burke, Hammer, Lichten, Rosenbloom and Watkins). During 2003, the Strategic Review Committee met six times.

Information Concerning Meetings

      The Board held fourteen meetings during 2003. Each director attended at least 75% of the aggregate meetings of the Board and the committees of which he was a member during 2003. In addition, the non-management directors routinely met in executive session without members of management present. Mr. Hammer, as non-management Chairman of the Board, served as the presiding director for these executive sessions.

      The Board encourages directors to attend each annual general meeting of the Company’s shareholders. Nine of the directors attended last year’s annual general meeting.

Director Nominations

      The Corporate Governance Committee recommends director nominees to the full Board. The Corporate Governance Committee seeks individuals who are qualified to be directors, and if needed, will use a third party search firm to assist in finding director candidates. The Corporate Governance Committee has established certain minimum qualifications that each individual director candidate must possess. These qualifications include that each director candidate: (a) should be an individual of the highest character and integrity; (b) should have sufficient experience to enable the director to make a meaningful contribution to the Company and the Board; (c) should be chosen without regard to sex, race, religion, national origin or age; and (d) should have sufficient time available to devote to the affairs of the Company to carry out the responsibilities of a director. After determining that a director candidate meets these qualifications, the Corporate Governance Committee will review with the Board the requisite skills and characteristics of the potential new director, as well as the composition of the Board as a whole. This review will include an assessment of the director’s qualification as an independent director, as well as considerations of diversity, skills and experience in the context of the overall needs of the Board.

      The Corporate Governance Committee will consider director candidates recommended by shareholders in the same manner as set forth above, if the recommendation is accompanied by sufficient information to assess the candidate’s qualifications and contains the candidate’s consent to serve as a director if elected. Shareholder recommendations may be submitted in writing to the Corporate Governance Committee, at Annuity and Life Re (Holdings), Ltd., Cumberland House, Victoria Street, Hamilton, HM 11, Bermuda. Shareholder recommendations must be made in accordance with the Company’s Bye-laws and the notice provisions set forth below under “Proposals of Shareholders.”

      No third parties were engaged to evaluate or assist in identifying potential director nominees in 2003. Martin A. Berkowitz, who was appointed as a director in 2003 to fill a vacancy on the Board, was initially identified by the director whose departure from the Board created the vacancy. Mr. Berkowitz was formally recommended by the Corporate Governance Committee to the Board to fill that vacancy.

Shareholder Communications with the Board

      Shareholders may communicate directly with members of the Company’s Board of Directors by writing, as applicable, to the full Board, a particular committee or a specific director c/o Annuity and Life Re (Holdings), Ltd., Cumberland House, 1 Victoria Street, Hamilton, HM 11, Bermuda.

Compensation Committee Interlocks and Insider Participation

      No member of the Compensation Committee is or was during 2003 an employee, or is or ever has been an officer, of the Company or its subsidiaries. No executive officer of the Company served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of the Company’s Board or Compensation Committee.

Compensation of Directors

      Directors who are employees of the Company or its subsidiaries are not paid any fees or additional compensation for service as members of the Company’s Board or any committee thereof. Non-employee directors receive cash fees and are granted options to acquire Common Shares under the Company’s Initial Stock Option Plan for their service as directors and committee members.

      During 2003 and through the date immediately preceding this Annual Meeting, non-employee directors received cash in the amount of $25,000 per annum and $1,500 per Board and committee meeting attended, and Committee Chairmen received an additional $500 for each meeting chaired. Beginning on the date of this Annual Meeting, non-employee directors will receive cash in the amount of $15,000 per annum and $1,500 per Board and committee meeting attended, up to a maximum of $6,000 for all such Board and committee meetings attended between annual general meetings of the Company’s shareholders, and the Chairman of the Board and each Committee Chairman will receive an additional $500 for each meeting chaired, up to a maximum of an additional $2,000 during such period. All directors are reimbursed for travel and other expenses incurred in attending meetings of the Board or committees thereof.

      All new non-employee directors receive options to acquire 15,000 Common Shares upon their initial election to the Company’s Board. Such options become exercisable in three equal annual installments commencing on the first anniversary of the date of grant. In addition, on June 3, 2003, the date of last year’s annual general meeting of the Company’s shareholders, each non-employee director whose term as a director had not ended as of such date received options that were immediately exercisable to acquire 2,500 Common Shares. Commencing on the date of this Annual Meeting, a non-employee director whose term as a director has not ended as of the date of each annual general meeting of the Company’s shareholders will receive immediately exercisable options to acquire 5,000 Common Shares. All options granted to non-employee directors under the Initial Stock Option Plan have an exercise price equal to the greater of the fair market value of the Common Shares on the date of grant or the par value of the Common Shares.

AUDIT-RELATED MATTERS AND INFORMATION RELATING TO THE COMPANY’S

INDEPENDENT AUDITOR

      On April 6, 2004, the Company filed a Current Report on Form 8-K dated March 30, 2004 (the “Form 8-K”) regarding the decision of the Company’s independent auditor, KPMG in Bermuda (“KPMG”), to not seek re-election as the Company’s independent auditor for the year ending December 31, 2004. That determination was a decision of KPMG and was not recommended by the Audit Committee. Effective April 21, 2004, the Audit Committee selected Marcum & Kliegman LLP as the Company’s independent auditor for the year ending December 31, 2004, subject to ratification by the Company’s shareholders at the Annual Meeting.

      The audit reports issued by KPMG on the consolidated financial statements of the Company for the years ended December 31, 2003 and December 31, 2002, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s reports on the consolidated financial statements of the Company for the years ended December 31, 2003 and December 31, 2002 contained a separate explanatory paragraph stating:

“The accompanying consolidated financial statements and financial statement schedule have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered significant losses from operations and experienced liquidity demands that raise substantial doubt about its ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 2. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.”

      During the two most recent fiscal years ended December 31, 2003 and December 31, 2002, and the subsequent interim period from January 1, 2004 through March 30, 2004 (the “Reporting Period”), there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its report on the Company’s consolidated financial statements for such periods.

      Also during the Reporting Period, KPMG discussed orally with the Company’s management, and noted in a letter dated March 24, 2004 to the Audit Committee delivered in connection with KPMG’s audit of the Company’s consolidated financial statements for the year ended December 31, 2003, certain matters involving internal control and the Company’s operations that KPMG considered to be a reportable condition under standards established by the American Institute of Certified Public Accountants in regard to the Company’s finance department review procedures. The Company reported this reportable condition as a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K (a “Reportable Event”). Specifically, KPMG stated in its letter as follows:

“Finance Department Review Procedures

Observations

      In our letter to you dated May 5, 2003 we raised the following observation and recommendation, which we believe is still relevant:

      In March 2003 Jay Burke assumed the role of Chief Executive Officer as well as Chief Financial Officer. While we noted that, late in 2002, the Company hired [an assistant controller] to support Jay in an accounting role, we are concerned that Jay may be over-burdened in carrying out both CEO and CFO responsibilities. In our view, it is essential that the Company have a full time CFO that has SEC and reinsurance experience to focus on the financial affairs of the Company. The Company should hire a full time CFO that has SEC and reinsurance experience to focus on the financial affairs of the Company as soon as possible. Consideration should also be given to hiring another qualified CPA in a controller role to assist the new CFO.

      In the third quarter of 2003, the Company incorrectly recorded certain accounting entries related to its Transamerica annuity reinsurance contract that subsequently resulted in a restatement of the Company’s third quarter results and Form 10Q for the three months ended September 30, 2003. From our review of this incident, it would appear that certain entries had been made by the Company’s Chief Actuary without proper review by an independent member of the Company’s finance function or by the Company’s CEO/ CFO at that time.

      During our year-end audit we also noted that the accounting entries made for the Transamerica contract and the process followed during 2003 was very complicated and that, in part, led to the error in the third quarter.

Recommendation

      The Company should strengthen its review procedures for all entries being made to the Company’s general ledger for the Transamerica contract such that all entries are subject to formal independent review before being entered in the general ledger. We note that, since the third quarter error arose, the Company has appointed John Lockwood as CFO and, as a result Jay Burke is able to focus purely on his role as the Company’s CEO. We believe that this appointment should enable the Company to strengthen its internal review procedures.

      The accounting process for the Transamerica contract should be reviewed and made simpler, such that only one set of records is maintained. This single set of accounting records should be reconciled to the reports received from Transamerica each quarter and should be subject to the independent review procedures discussed previously.”

      The Chairman of the Audit Committee discussed the reportable condition with KPMG. The Company has authorized KPMG to respond fully to the inquiries of Marcum & Kliegman LLP concerning the foregoing.

      During the Reporting Period, there were no other Reportable Events.

      The Company provided KPMG with a copy of the statements set forth above, and KPMG has agreed with those statements.

      From January 1, 2002 through the date of the engagement of Marcum & Kliegman LLP, neither the Company nor anyone acting on its behalf consulted Marcum & Kliegman LLP regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

      The following summarizes the fees billed to the Company by KPMG during 2003 and 2002:

Audit Fees:
2003:	$726,000
2002:	$1,204,000 (Includes amounts billed to the Company in connection with the restatement of the Company’s financial statements for the year ended December 31, 2001.)

Audit-Related Fees:
2003:	None
2002:	None

Tax Fees:
2003:	None
2002:	None

All Other Fees:
2003:	None
2002:	None

      The Audit Committee established a pre-approval policy pursuant to which it granted its approval for KPMG to perform certain audit, audit-related, tax and other services up to specified aggregate fee levels for each service. This policy will also apply with respect to the services to be provided by Marcum & Kliegman LLP. The Audit Committee will periodically review, and revise if necessary, the list of pre-approved services that Marcum & Kliegman LLP may provide. The Audit Committee’s policy also provides that any proposed services that are not specifically pre-approved pursuant to the policy, as well as any proposed services that exceed pre-approved cost levels established in the policy, will require the Audit Committee’s separate pre-approval. In addition, the Audit Committee may delegate pre-approval authority to one or more of its members, who must report, for information purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL TWO

RATIFICATION OF SELECTION OF AUDITOR

      The Audit Committee has selected, subject to ratification by the Company’s shareholders, Marcum & Kliegman LLP as the Company’s independent auditor for 2004. The Audit Committee asks you to ratify the selection of Marcum & Kliegman LLP to serve as the Company’s independent auditor for 2004. In addition to this ratification, holders of Common Shares are requested to authorize the Board of Directors of the Company, acting by the Audit Committee of the Company, to set the remuneration for Marcum & Kliegman LLP.

      The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the selection of Marcum & Kliegman LLP. If a majority of the votes cast on this matter are not cast in favor of the appointment of Marcum & Kliegman LLP, the Board of Directors, acting by the Audit Committee, in its discretion may select another independent auditor as soon as practicable.

      A representative of Marcum & Kliegman LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she so desires. The Company has invited a representative of KPMG to attend the Annual Meeting as well.

THE AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS VOTING “FOR” THE

RATIFICATION OF THE SELECTION OF MARCUM & KLIEGMAN LLP AS THE
COMPANY’S INDEPENDENT AUDITOR FOR 2004 AND THE AUTHORIZATION
OF THE BOARD OF DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE,
TO SET MARCUM & KLIEGMAN LLP’S REMUNERATION

PROPOSAL THREE

CONSOLIDATION OF THE COMPANY’S COMMON SHARE CAPITAL

      At the Annual Meeting, the Company is asking that you act upon a proposal to approve a reverse share split, by way of the consolidation of the Company’s Common Share capital (the “Reverse Stock Split”), subject to determination by the Company’s Board of Directors of (i) the ratio to be employed in the Reverse Stock Split within a range from one-for-two to one-for-twenty (the “Specified Range”) and (ii) the time within which the Reverse Stock Split will be effective; provided that such determinations must occur prior to the date the Company’s annual general meeting is held in 2005 (the “2005 Annual Meeting of Shareholders”). The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the Reverse Stock Split. Such approval, if given, will be subject to and conditional upon the shareholders adopting the amendment to the Bye-laws of the Company set forth in Proposal 4 of this Proxy Statement (the “Proposed Bye-Law Amendment”).

      If the Board were to select a consolidation ratio of one-for-two, for every two Common Shares held by a shareholder before the Reverse Stock Split, that shareholder would hold one Common Share immediately after the Reverse Stock Split. If the Board were to select a consolidation ratio of one-for-five, for every five Common Shares held by a shareholder before the Reverse Stock Split, that shareholder would hold one Common Share immediately after the Reverse Stock Split. If the Board were to select a consolidation ratio of one-for-ten, for every ten Common Shares held by a shareholder before the Reverse Stock Split, that shareholder would hold one Common Share immediately after the Reverse Stock Split. If the Board were to select a consolidation ratio of one-for-twenty, for every twenty Common Shares held by a shareholder before the Reverse Stock Split, that shareholder would hold one Common Share immediately after the Reverse Stock Split. Outstanding options and warrants to purchase Common Shares would be adjusted accordingly. The Company will pay cash in lieu of any fractional shares to which a shareholder would otherwise be entitled as a result of the Reverse Stock Split.

      The purpose of the Reverse Stock Split is to increase the per share trading price of the Common Shares. If the Reverse Stock Split and the Proposed Bye-law Amendment are authorized by the shareholders, the Board may implement the Reverse Stock Split on a date before the 2005 Annual Meeting of Shareholders, as selected by the Board in its discretion. The Board has submitted the proposed Reverse Stock Split with the Specified Range in order to give it the flexibility at time of implementation to determine the ratio within the range that it believes will provide for the greatest marketability of the Common Shares. The Proposed Bye-law Amendment will give the Board the authority to effect only a reverse stock split that has previously been approved by the shareholders of the Company, conditioned upon its being effected by the Board. If the Reverse Stock Split and the Proposed Bye-law Amendment are approved by the shareholders of the Company, no further action on the part of the shareholders would be required for the Reverse Stock Split to become effective at a consolidation ratio within the Specified Range at a time selected by the Board.

      On June 22, 2004, the Company received a notice from the NYSE stating that it was not in compliance with the NYSE’s continued listing standards, because the average closing price of the Common Shares had been below $1.00 for a 30 consecutive trading day period. Because this is the second time the price of the Common Shares has not satisfied the NYSE’s continued listing standards, the Company must submit definitive guidance to the NYSE demonstrating its ability to bring its share price and average share price back above $1.00 within a cure period to be agreed upon with the NYSE. The Company has not yet responded to the notification, but it intends to respond promptly and cooperate fully with the NYSE in satisfying its obligations. If the NYSE does not accept the Company’s response, or if the Company cannot satisfy the $1.00 per share price requirements within the agreed upon cure period, the NYSE has indicated that it will commence suspension and delisting procedures with respect to the Common Shares.

      If the Reverse Stock Split and the Proposed Bye-law Amendment are approved and a Reverse Stock Split is subsequently implemented by the Board, the expected immediate effect in the market would be an increase in the trading price per share, although not necessarily on a proportional basis. Further, the Board believes there is a greater likelihood that the price of the Common Shares will be maintained at a level over $1.00 per share after a Reverse Stock Split. There are no assurances, however, that approval of the Reverse

Stock Split and the Proposed Bye-law Amendment and the implementation of the Reverse Stock Split by the Board will succeed in raising the average closing price of the Common Shares above $1.00 per share, or that such minimum price, if achieved, would be maintained. In addition, even if such minimum price is achieved and maintained, there can be no assurance that the Company will be able to continue to meet the NYSE’s other qualitative or quantitative listing standards for continued listing.

      Even though a reverse stock split, by itself, does not affect a company’s assets or prospects, reverse stock splits can result in a decrease in the aggregate market value of a company’s equity capital. The Board, however, believes that this risk is offset by the prospect that the Reverse Stock Split will improve the likelihood that the Company will be able to maintain its NYSE listing and may, by increasing the per share price, make an investment in the Common Shares more attractive for certain investors. Delisting of the Common Shares by the NYSE could result in a material adverse effect on the liquidity of the Common Shares, have an adverse effect on the trading value of the Common Shares and impair the Company’s ability to raise funds in the capital markets. If the Common Shares are delisted from the NYSE, trading, if any, of the Common Shares would thereafter have to be conducted in a different exchange, subject to listing requirements, or in the over-the-counter market. In such event, an investor could find it more difficult to dispose of the Common Shares, or to obtain accurate quotations as to the market value of the Common Shares.

Principal Effects of the Reverse Stock Split

      The proposed Reverse Stock Split will not affect any shareholder’s proportionate equity interest in the Company or the rights, preferences, privileges or priorities of any shareholder, other than as a result of the repurchase of fractional shares on consolidation of a shareholder’s whole shares. As described below, shareholders otherwise entitled to receive fractional shares will instead receive cash payments in lieu of such fractional shares. Adjustments to the Company’s financial statements to reflect the Reverse Stock Split are expected to be minimal. The Reverse Stock Split will not affect the total shareholders’ equity of the Company or any components of shareholders’ equity as reflected on the financial statements of the Company except (i) to reduce the number of authorized, as well as issued and outstanding Common Shares, (ii) to increase the par value per Common Share, and (iii) for an adjustment that will occur due to the costs incurred by the Company in connection with this Proxy Statement and the implementation of Proposals 3 and 4. A shareholder may hold less than 100 Common Shares after the Reverse Stock Split and as a consequence may incur greater costs associated with trading.

      The following table illustrates the principal effects the Reverse Stock Split would have had on the Common Shares as of June 30, 2004 using four different ratios within the Specified Range.

Number of Common Shares

		One-for-Two	One-for-Five	One-for-Ten	One-for-Twenty
	Before Reverse	Reverse Stock	Reverse Stock	Reverse Stock	Reverse Stock
	Stock Split	Split (1:2)	Split (1:5)	Split (1:10)	Split (1:20)

Authorized	100,000,000	50,000,000	20,000,000	10,000,000	5,000,000
Outstanding	26,400,928	13,200,464	5,280,185	2,640,092	1,320,046
Available for future issuance	73,599,072	36,799,536	14,719,815	7,359,908	3,679,954

      The $1.00 per share par value of the Common Shares would be proportionately increased as a result of the Reverse Stock Split. For example, it would be changed to $2.00 in a one-for-two consolidation ratio, $5.00 in a one-for-five consolidation ratio, $10.00 in a one-for-ten consolidation ratio and $20.00 in a one-for-twenty consolidation ratio.

Effect on Outstanding Options and Warrants

      As of June 30, 2004, the Company had outstanding employee stock options to purchase an aggregate 945,869 Common Shares with exercise prices per share ranging from $1.00 to $32.85 per share, warrants to purchase an aggregate 3,565,216 Common Shares with an exercise price per share of $14.55 and warrants to purchase an aggregate 1,000,000 Common Shares with an exercise price per share of $1.25. Under the terms of the Company’s outstanding options and warrants, when the Reverse Stock Split becomes effective, the number of shares underlying the options and warrants will be proportionately reduced and the exercise price per share will be proportionately increased depending on the consolidation ratio selected by the Board of Directors. For example: with a one-for-two consolidation ratio, the number of shares underlying the options and warrants will be reduced to one-half of the number currently underlying them and the exercise price per share will be increased by two times; with a one-for-five consolidation ratio, the number of shares underlying the options and warrants will be reduced to one-fifth of the number currently underlying them and the exercise price per share will be increased by five times; with a one-for-ten consolidation ratio, the number of shares underlying the options and warrants will be reduced to one-tenth of the number currently underlying them and the exercise price per share will be increased by ten times; and with a one-for-twenty consolidation ratio, the number of shares underlying the options and warrants will be reduced to one-twentieth of the number currently underlying them and the exercise price per share will be increased by twenty times.

Procedure for Effecting Reverse Stock Split and Exchange of Share Certificates

      Upon the Reverse Stock Split becoming effective, the number of Common Shares held by a shareholder will be appropriately adjusted in the Company’s register of members. Shareholders will be notified on or after the date the Reverse Stock Split becomes effective (the “Effective Date”), that the Reverse Stock Split has been effected. The Company’s transfer agent will act as the Company’s exchange agent (the “Exchange Agent”) for shareholders in implementing the exchange of share certificates.

      As soon as practicable after the Effective Date, shareholders will be provided the opportunity (but will not be obligated) to surrender their certificates representing pre-Reverse Stock Split Common Shares to the Exchange Agent in exchange for certificates representing post-Reverse Stock Split Common Shares. Shareholders will not receive certificates representing post-Reverse Stock Split Common Shares unless and until the certificates representing their pre-Reverse Stock Split Common Shares are surrendered and they provide such evidence of ownership of such shares as the Company or the Exchange Agent may require. Shareholders should not forward their certificates to the Exchange Agent until they have received notice from the Company that the Reverse Stock Split has become effective. Beginning on the Effective Date, each certificate representing pre-Reverse Stock Split Common Shares will be deemed for all corporate purposes to evidence ownership of the appropriate number of post-Reverse Stock Split Common Shares.

      No service charge shall be payable by shareholders in connection with the exchange of certificates, all costs of which will be borne and paid by the Company.

Fractional Shares

      No fractional shares will be issued in connection with the Reverse Stock Split. Shareholders of record who otherwise would be entitled to receive fractional shares (because they hold a number of pre-Reverse Stock Split Common Shares not evenly divisible by the consolidation ratio) will be entitled, upon surrender to the Exchange Agent of certificates representing such shares, to a cash payment in lieu of any fraction of a share issuable upon the exchange thereof at a price equal to the fractional interest to which the shareholder would otherwise be entitled multiplied by the average closing price of the Common Shares on the NYSE (or such other principal trading market where the Common Shares are listed or traded) for the ten trading days immediately preceding the effectiveness of the Reverse Stock Split, as such price is adjusted to reflect the combination ratio used for the Reverse Stock Split. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except the right to receive payment therefor as described in this Proxy Statement.

Certain Federal Income Tax Consequences

      A summary of the United States federal income tax consequences of the Reverse Stock Split is set forth below. The discussion is based on present United States federal income tax law. The discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the

Reverse Stock Split. Income tax consequences to particular shareholders may vary from the United States federal tax consequences described generally below. Shareholders should consult their own tax advisors as to the effect of the contemplated Reverse Stock Split under applicable United States federal, state, local and foreign tax laws.

      The Reverse Stock Split will constitute a “recapitalization” to the Company and its shareholders to the extent that pre-Reverse Stock Split Common Shares are exchanged for a reduced number of Common Shares. In addition, the federal income tax consequences of the Reverse Stock Split will vary among shareholders depending upon whether they receive cash for fractional shares or solely a reduced number of Common Shares in exchange for their pre-Reverse Stock Split Common Shares. The Company believes that the likely federal income tax effects of the Reverse Stock Split will be that a shareholder who receives solely a reduced number of Common Shares will not recognize gain or loss. Such a shareholder’s basis in the reduced number of Common Shares will equal the shareholder’s basis in its pre-Reverse Stock Split Common Shares, and the holding period of the post-Reverse Stock Split Common Shares received will include the holding period of the pre-Reverse Stock Split Common Shares exchanged. A shareholder who receives cash in lieu of a fractional share as a result of the Reverse Stock Split will generally be treated as having received the payment as a distribution in redemption of the fractional share. Generally, a shareholder receiving such a payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the shareholder’s basis in the fractional share. In the aggregate, such a shareholder’s basis in the reduced number of Common Shares will equal the shareholder’s basis in its pre-Reverse Stock Split Common Shares decreased by the basis allocated to the fractional share for which such shareholder is entitled to receive cash, and the holding period of the post-Reverse Stock Split Common Shares received will include the holding period of the pre-Reverse Stock Split Common Shares exchanged.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR”

THE CONSOLIDATION OF THE COMPANY’S COMMON SHARE CAPITAL

PROPOSAL FOUR

AMENDMENT TO COMPANY’S BYE-LAWS

      At the Annual Meeting, the Company is asking that you act upon a proposal to amend the Company’s Bye-laws to grant discretionary authority to the Board of Directors to: (i) determine the ratio to be employed in a reverse share split, by way of a consolidation of the Company’s Common Share capital within a range previously approved by the shareholders; and (ii) to grant authority to the Company’s Board of Directors to determine the time at which such a reverse share split will become effective. The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the Proposed Bye-law Amendment.

      The Board of Directors previously approved the Proposed Bye-law Amendment, subject to shareholder approval at the Annual Meeting. The form of the Proposed Bye-law Amendment is attached as Appendix B to this Proxy Statement. In order to implement the Reverse Stock Split as set forth in Proposal 3, the Proposed Bye-Law Amendment must be approved. However, the approval of the Proposed Bye-law Amendment is not subject to the approval of any other proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR”

THE AMENDMENT TO THE COMPANY’S BYE-LAWS

OTHER MATTERS

      The Board of Directors knows of no matters to be presented for action at the Annual Meeting other than those set forth in the attached notice and customary procedural matters. However, if any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by the rules and regulations of the Commission and Bermuda law, in accordance with the judgment of the persons voting such proxies.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers and persons beneficially owning more than ten percent of a registered class of the Company’s equity securities (collectively, the “Covered Persons”) to file reports of ownership and changes in ownership of the Company’s securities with the Commission. Copies of such reports also must be provided to the Company.

      Based solely upon the Company’s review of the reports provided to the Company or filed with the Commission, and written representations of certain Covered Persons that no other reports were required, to the Company’s knowledge, all of the Section 16(a) filings required to be made by Covered Persons during 2003 were made on a timely basis.

      The Company’s non-employee directors have in the past been eligible to defer any compensation they were entitled to receive pursuant to the Company’s Director’s Voluntary Deferred Compensation Plan (the “Director’s Deferred Plan”). All amounts deferred pursuant to the Director’s Deferred Plan were placed in an account, the value of which fluctuated based on the performance of an amount of Common Shares that could have been purchased with the deferred amounts on the date of deferral. Although all benefits under the Director’s Deferred Plan are paid in cash at the time the participating director’s service to the Company ends, the participating directors are required to report information regarding the Common Shares on which the value of their deferral accounts are based pursuant to Section 16(a). This information was reported by each participating director on a Form 4 when the Company booked the accruals and determined the number of Common Shares that could have been purchased based on the closing price of such shares on the date of each deferral. The Director’s Deferred Plan was closed to additional deferrals in 2003.

Executive Officers

      The following provides the name, principal occupation and other pertinent information concerning certain executive officers of the Company who do not also serve as directors; information concerning Mr. Burke is set forth above under “Proposal 1, Election of Directors, Directors Whose Terms Expire in 2006.”

      John W. Lockwood, age 46, became Chief Financial Officer and Secretary of the Company and Annuity and Life Reassurance, Ltd., a wholly owned subsidiary of the Company, in February 2004. Mr. Lockwood joined Annuity and Life Re America, Inc., the Company’s United States-based subsidiary, in December 1999, as Controller and Treasurer. From October 1998 until November 1999, Mr. Lockwood was the Director of Statutory Reporting and Reinsurance Accounting at Hartford Steam Boiler Inspection and Insurance Company, a property and casualty insurance company. Mr. Lockwood is currently Vice President of and oversees the Company’s United States operations. Mr. Lockwood has 20 years of experience in the life insurance industry and held various positions over a 10 year period with Security-Connecticut Life Insurance Company, including Controller and Corporate Risk Officer. Mr. Lockwood is a graduate of Central Connecticut State University (B.S. Accounting, 1980) and University of Hartford (M.S. Taxation, 1996) and passed the uniform certified public accountant examination in 1988. Mr. Lockwood is also a Fellow of the Life Office Management Institute of the Life Office Management Association.

      William H. Mawdsley, III, age 52, became Vice President of the Company and Chief Actuary of Annuity and Life Reassurance, Ltd., a wholly owned subsidiary of the Company, in January 2002. Mr. Mawdsley has over 25 years of experience in the life insurance and annuity industries, and held multiple positions with Allmerica Financial from 1973 through October 2001. At Allmerica, Mr. Mawdsley’s responsibilities included all actuarial aspects of individual insurance, and he focused on new individual product development and pricing. Mr. Mawdsley has been a Fellow of the Society of Actuaries since 1976, a Member of the American Academy of Actuaries since 1979, and a Chartered Life Underwriter since 1982.

Executive Compensation

      The following table sets forth certain information for the Company’s last three fiscal years concerning the annual and long-term compensation paid to (i) those individuals who served as the Company’s principal executive officers for portions of 2003, including Frederick S. Hammer and Robert M. Lichten, former Co-Chairpersons of the Transition Committee of the Board of Directors, and John F. Burke, the Company’s current Chief Executive Officer; (ii) the Company’s two remaining executive officers as of December 31, 2003; and (iii) Patricia McWeeney, the Company’s former Chief Investment Officer, and Bryan Featherstone, the former President and Chief Executive Officer of the Company’s United States operations (collectively, the “Named Officers”).

						Long-Term
						Compensation
			Annual Compensation
						Restricted	Securities
					Other Annual	Share	Underlying	All Other
Name	Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Awards(3)	Options	Compensation(4)

John F. Burke	Chief Executive Officer,	2003	$458,333	$425,000	$120,000	$200,000	250,000	$45,833
	Chief Financial Officer	2002	$229,167	$425,000	$101,000	$384,070	40,000	$22,917
	and Secretary(5)	2001	$58,333	$75,000	$20,833	$0	35,000	$5,833
Robert J. Reale	Senior Vice President	2003	$335,000	$410,000	$120,000	$0	0	$33,500
	and Chief	2002	$319,167	$185,383	$120,000	$455,352	30,000	$31,917
	Underwriter(6)	2001	$295,833	$150,000	$120,000	$0	0	$29,583
William Mawdsley	Vice President and	2003	$190,000	$130,000	$100,000	$72,000	0	$19,000
	Chief Actuary(7)	2002	$175,000	$70,000	$100,000	$243,042	10,000	$17,500
		2001	$0	$0	$0	$0	0	$0
Patricia McWeeney	Former Vice President	2003	$193,333	$40,000	$100,000	$0	0	$18,333
	and Chief Investment	2002	$211,667	$20,000	$120,000	$184,564	10,000	$21,167
	Officer(8)	2001	$195,000	$50,000	$118,333	$0	10,000	$19,500
Bryan Featherstone	Former President and	2003	$180,833	$50,000	$0	$0	0	$188,583
	Chief Executive Officer	2002	$295,333	$25,000	$0	$356,410	20,000	$29,533
	of Annuity and Life	2001	$272,500	$100,000	$0	$0	20,000	$27,250
	Re America(9)
Frederick S. Hammer	Former Co-Chairperson	2003	$158,250	$0	$0	$0	0	$0
	of the Transition	2002	$241,875	$0	$0	$0	0	$0
	Committee(10)	2001	$0	$0	$0	$0	0	$0
Robert M. Lichten	Former Co-Chairperson	2003	$154,750	$0	$0	$0	0	$0
	of the Transition	2002	$225,000	$100,000	$0	$0	0	$0
	Committee(11)	2001	$0	$0	$0	$0	0	$0

(1)	The amounts listed as bonuses for 2002 and 2003 are cash bonuses earned in each of those respective years. A portion of the amounts listed as bonuses were paid during subsequent fiscal years.

(2)	The amounts listed represent housing and travel allowances paid pursuant to employment agreements.

(3)	Represents the dollar value of restricted share awards made to the Company’s employees during 2002 and 2003, as issued under the Company’s Restricted Stock Plan, based on the closing market price of the Common Shares on the grant dates. Dividends, if declared, will be paid on the restricted shares. During 2002, the Company made two awards of an aggregate 401,000 restricted shares to its employees. The shares granted under the first award in 2002 vest on February 12, 2005, the third anniversary of the grant date. The shares granted under the second award in 2002 vest in three equal annual installments commencing on September 30, 2003, the first anniversary of the grant date. However, if there is a “Change in Control,” as defined in the Restricted Stock Plan, the restricted shares will immediately vest. During 2003, the Company made additional awards of an aggregate 545,000 restricted shares to its employees. The shares granted under the 2003 awards vest in three equal annual installments commencing on September 25, 2004, the first anniversary of the grant date, but will vest immediately upon a Change in Control. The number and value of the aggregate restricted share holdings at December 31, 2003 for these awards to the Named Officers are as follows: Mr. Burke: 238,500 shares valued at $329,130; Mr. Reale: 46,600 shares valued at $64,308; Mr. Mawdsley: 86,100 shares valued at $118,818; Ms. McWeeney: 6,666 shares valued at $9,200; and Messrs. Featherstone, Hammer and

Lichten: 0 shares. Aggregate market value is based on the closing market price of the Company’s Common Shares on December 31, 2003, which was $1.38.

(4)	The amounts listed include payments to the Company’s defined contribution retirement program, and with respect to Mr. Featherstone, severance payments in 2003.

(5)	Effective February 28, 2003, Mr. Burke assumed responsibility as President and Chief Executive Officer of the Company; he continued to serve as Chief Financial Officer and Secretary of the Company for the duration of the year. Mr. Burke ceased being Chief Financial Officer and Secretary in 2004 upon the appointment of John W. Lockwood to those offices. Mr. Burke became an employee of the Company on September 17, 2001.

(6)	Mr. Reale’s employment contract was not renewed upon its expiration on May 31, 2004, at which time he ceased being an employee of the Company. All of his unvested options and restricted share awards were cancelled as of that date.

(7)	Mr. Mawdsley become an employee of the Company on January 2, 2002.

(8)	Ms. McWeeney’s employment contract was not renewed upon its expiration on October 31, 2003, at which time she ceased being an employee of the Company. All of her unvested options and restricted share awards were cancelled as of that date and all of her unexercised options have since expired.

(9)	Mr. Featherstone left the Company on July 31, 2003. All of his unvested options and restricted share awards were cancelled as of that date and all of his unexercised options have since expired.

(10)	Compensation listed for 2003 and 2002 includes $78,750 and $81,875, respectively, of fees paid to Mr. Hammer for his service as a non-employee member of the Board. The balance of the compensation listed represents fees paid to Mr. Hammer for service as a member of the Transition Committee of the Board. All of Mr. Hammer’s fees for 2002 and a portion of 2003 were deferred pursuant to the Director’s Deferred Plan, except that, at Mr. Hammer’s request, half of the fees for his service on the Transition Committee were paid to his employer, Guggenheim Securities LLC, and were settled in cash. Fees paid to Mr. Hammer for service as a director during 2001 are not reflected in this table.

(11)	Compensation listed for 2003 and 2002 includes $74,250 and $65,000, respectively, of fees paid to Mr. Lichten as a non-employee member of the Board. The balance of the compensation listed represents fees paid to Mr. Lichten for service as a member of the Transition Committee of the Board. At Mr. Lichten’s request, half of the fees for his service on the Transition Committee were paid to his employer, Guggenheim Securities LLC, and were settled in cash. The remainder of such fees were deferred pursuant to the Director’s Deferred Plan. Fees paid to Mr. Lichten for service as a director during 2001 are not reflected in this table.

Option Grants in 2003

Potential Realizable
	Number of				Value at Assumed Annual
	Common	Percent of			Rate of Common Share
	Shares	Total			Price Appreciation for
	Underlying	Options	Exercise		Option Term(2)
	Options	Granted to	Price per
Name	Granted	Employees	Share(1)	Expiration Date	5.0%	10.0%

John F. Burke(3)	250,000	100.0%	$1.00	February 28, 2013	$124,646	$346,561
Robert J. Reale	—	—	—	—	—	—
William H. Mawdsley	—	—	—	—	—	—
Bryan Featherstone	—	—	—	—	—	—
Patricia E. McWeeney	—	—	—	—	—	—
Frederick S. Hammer(4)	2,500	N/A	$1.13	June 3, 2013	$1,777	$4,502
Robert M. Lichten(4)	2,500	N/A	$1.13	June 3, 2013	$1,777	$4,502

(1)	Represents the exercise price per Common Share, which is the greater of (i) the closing price of the Common Shares on the date of grant or (ii) the par value of the Common Shares.

(2)	The assumed annual rates of Common Share appreciation are provided for illustrative purposes only, in accordance with the rules and regulations of the Commission, and should not be construed as expected appreciation rates for the price of the Company’s Common Shares. The potential realizable value of Mr. Burke’s options is based on the closing price of the Common Shares on the grant date, February 28, 2003, which was $0.92.

(3)	The options become exercisable in equal increments on each of February 28, 2004, 2005, and 2006. Vesting is accelerated upon the officer’s death or disability and upon a change in control of the Company.

(4)	The amounts included in the table for Messrs. Hammer and Lichten represent options granted in connection with their service as non-employee members of the Board. These options are currently exercisable. No options were granted in connection with their service as members of the Transition Committee of the Board.

Aggregated Option Exercises in 2003 and 2003 Year-End Option Values

			Number of Securities		Value of Unexercised In-the-
	Shares		Underlying Unexercised		Money Options at Fiscal
	Acquired		Options at Fiscal Year End		Year End(1)
	on	Value
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

John F. Burke	—	—	36,667	288,333	—	$95,000
Robert J. Reale	—	—	213,500	20,000	—	—
William H. Mawdsley	—	—	3,333	6,667	—	—
Bryan Featherstone	—	—	—	—	—	—
Patricia E. McWeeney	—	—	—	—	—	—
Frederick S. Hammer(2)	—	—	12,000	—	$625	—
Robert M. Lichten(2)	—	—	12,000	—	$625	—

(1)	The value of unexercised options is based on the difference between the exercise price and the closing price of the Company’s Common Shares on December 31, 2003, which was $1.38.

(2)	The amounts included in the table for Messrs. Hammer and Lichten represent options granted in connection with their service as non-employee members of the Board. No options were granted in connection with their service as members of the Transition Committee of the Board.

Equity Compensation Plan Information

      The following table summarizes the Company’s equity compensation plans as of December 31, 2003:

Number of securities
	Number of		remaining available for
	securities to be	Weighted-average	future issuance under
	issued upon	exercise price of	equity compensation
	exercise of	outstanding	plans (excluding
	outstanding options,	options, warrants	securities reflected in
Plan category	warrants and rights	and rights	column (a)

	(a)	(b)	(c)
Equity compensation plans approved by security holders	956,201 (1)	$12.90	1,648,261 (2)
Equity compensation plans not approved by security holders	—	—	451,133 (3)

Total	956,201	$12.90	2,099,394

(1)	Includes options to acquire 529,869 Common Shares that were exercisable as of December 31, 2003 under the Annuity and Life Re (Holdings), Ltd. Initial Stock Option Plan, as amended and restated (the “Option Plan”).

(2)	Reflects the number of options that may be granted under the Option Plan as of January 1, 2004. The total number of options that may be granted under the Option Plan is subject to an annual adjustment, whereby additional options may be granted each calendar year to purchase Common Shares up to an amount equal to two percent (2.0%) of the adjusted average of the outstanding Common Shares for the preceding fiscal year, as such amount is determined in calculating fully diluted earnings per share by the Company.

(3)	The Company adopted the Annuity and Life Re (Holdings), Ltd. Restricted Stock Plan in 2002 (the “Restricted Stock Plan”) and as of December 31, 2003, had 748,867 restricted shares outstanding under the Restricted Stock Plan. Those restricted shares are not included in the table, but are reflected in the number of shares outstanding reported in the Company’s consolidated financial statements. Under the Restricted Stock Plan, no single employee may be granted more than 250,000 restricted shares.

      The amounts set forth above are subject to adjustment to reflect any stock dividend, stock split, share combination, or similar change in our capitalization. See Note 8 to the Company’s consolidated financial statements for the year ended December 31, 2003 included in the Company’s Annual Report for information regarding the material features of the above plans.

Employment Arrangements

      Messrs. Burke, Reale and Mawdsley are the Named Officers who, as of December 31, 2003, had employment agreements with the Company. Ms. McWeeney’s employment agreement was not renewed upon its expiration on October 31, 2003, and Mr. Featherstone left the Company on July 31, 2003. In connection with Mr. Featherstone’s departure, he was paid as severance one year’s base salary and his employment agreement was terminated.

      The Named Officers’ employment agreements were approved by the Board of Directors. The employment agreements for Messrs. Burke and Mawdsley are for initial terms of three years, with consecutive one-year renewal terms thereafter, subject to three months’ advance notice by either party of a decision not to renew. Upon its expiration in February 2004, Mr. Reale’s employment agreement automatically renewed for a three month period. The Company notified Mr. Reale that his employment agreement would not be renewed upon expiration of the renewal period, and the agreement expired on May 31, 2004. Consequently, only the employment agreements of Messrs. Burke and Mawdsley (the “Officers”) are described below.

      Mr. Burke’s employment agreement provides that if the Company, for cause, terminates him or he resigns without good reason, he will be entitled to receive an amount equal to his accrued but unpaid annual base salary and any accrued vacation pay through the date of his termination, plus reimbursable business expenses prior to termination. The employment agreement for Mr. Mawdsley’s services provides that if the Company, for serious cause, terminates him or he resigns without good reason, he will forfeit all bonus amounts for the then current fiscal year, and the Company will be liable to him only for accrued but unpaid salary, accrued but unpaid bonuses from a prior fiscal year and reimbursable business expenses incurred prior to the termination. If the employment of Mr. Burke is terminated by the Company without serious cause or by Mr. Burke with good reason, the Company will pay Mr. Burke a lump sum equal to his accrued but unpaid annual base salary and any accrued vacation pay through the date of his termination, plus reimbursable business expenses prior to termination. Mr. Burke would also be entitled to receive a lump sum equal to one year’s base salary, plus an amount equal to his annual bonus for the full fiscal year preceding the year in which he was terminated, adjusted pro rata through the date of his termination. In addition, Mr. Burke would be entitled to receive $60,000 for a cost of living allowance and reasonable relocation expenses from Bermuda to the United States and any earned but unpaid bonus from a prior fiscal year (on the date such bonus would otherwise be paid). If the employment of Mr. Mawdsley is terminated by the Company without serious cause or by him with good reason, the Company will continue to pay his base salary for a period of one year from such termination, along with any accrued but unpaid salary, any earned but unpaid bonus from a prior fiscal year and any reimbursable business expenses. Additionally, Mr. Mawdsley will be entitled to travel and housing allowances for three months after the date of termination and reasonable relocation expenses from Bermuda to the United States.

      Pursuant to each of the employment agreements, upon a change in control of the Company, the Officers’ respective options to purchase Common Shares of the Company will become exercisable immediately and all restricted Common Shares will vest immediately. If Mr. Burke’s employment with the Company is terminated without cause or if he terminates it for certain specified reasons within one year following a change in control, he will be entitled to receive a lump sum payment equal to two times his annual base salary, plus an amount equal to his annual bonus for the full fiscal year preceding the year in which he was terminated, adjusted pro rata through the date of his termination. If Mr. Mawdsley’s employment with the Company is terminated without serious cause or if he terminates his employment for certain specified reasons within one year following a change in control, he will be entitled to receive a lump sum payment equal to two times his respective annual base salary. In addition, the Officers will be entitled to receive any accrued but unpaid salary, any earned but unpaid bonus from a prior fiscal year, reimbursable business expenses, travel and housing allowances for twelve months from the date of termination and reasonable relocation expenses from Bermuda to the United States, plus an amount equal to any income taxes payable by them by reason of such payments occurring in connection with a change in control.

      During 2002, the Board approved retention agreements for each of the Officers. Pursuant to the retention agreements, each Officer was provided a retention bonus, a portion of which was paid in September 2002, with the balance to be paid on May 31, 2003 (the “Bonus Date”). The retention agreements provided that if an Officer’s employment was terminated for serious cause or if an Officer terminated employment for other than good reason before the Bonus Date, then such Officer would have to repay to the Company the portion of the retention bonus already paid and would not receive the balance of the retention bonus. In addition, the retention agreements granted the Officers restricted Common Shares pursuant to the Restricted Stock Plan and increased the Officers’ base salary.

Compensation Committee Report on Executive Compensation

      The Compensation Committee recommends the Company’s compensation policies and procedures to the Board, reviews performance of Company officers, approves base salary levels and administers the Company’s Stock Option Plan, Restricted Stock Plan and other incentive compensation plans.

      The Board and the Compensation Committee believe that the Company’s current operations and stabilization efforts require a small, highly motivated and professional staff. The compensation policies, therefore, are designed to attract, retain and motivate such a staff by providing competitive levels of compensation, rewarding superior corporate performance, and recognizing individual initiative and achievements.

      The Executive Compensation Program adopted by the Compensation Committee combines base salary, annual bonus and long-term incentive in the form of a stock ownership program. Base salaries are governed by employment agreements negotiated between the Company and senior management. Base salary levels and adjustments thereto are based on individual responsibilities and performance expectations as to future contributions, market salary rates and cost of living factors. To further align the interests of senior management with the interests of shareholders, the program provides management with a significant stock ownership component to their compensation program through the Company’s Stock Option Plan and Restricted Stock Plan.

      The Company adopted its Stock Option Plan to provide options to employees to acquire Common Shares as a means of creating long-term compensation incentives. Option grants are made at the greater of par value or fair market value on the date of grant and vest cumulatively to the extent of one third of the amount granted on each of the first three anniversary dates of the effective date of such grants. A total of 250,000 options were granted to the Company’s Chief Executive Officer during 2003, which was the only option grant made to an employee of the Company during the year.

      The Company has also adopted a Restricted Stock Plan to create additional long-term compensation incentives for its employees. Common Shares issued pursuant to the Restricted Stock Plan generally may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the employee receiving such shares until the restrictions lapse in accordance with conditions established at the time of the grant. During 2003, the Company awarded 545,000 restricted Common Shares to its employees under the Restricted Stock Plan, which vest in three equal annual installments commencing on the first anniversary of the grant date.

      The Company has historically awarded bonuses based on individual and corporate performance during the prior fiscal year in relationship to established performance targets. Factors taken into consideration in making awards include, but may not be limited to, share performance relative to a peer group or other index, revenue and business growth, investment management results and return on shareholder equity. Recently, the Company has awarded discretionary bonuses to certain employees in recognition of their significant contributions during difficult times for the Company, as well as the need for their continued services as the Company’s stabilization efforts continue.

      Mr. Burke’s base salary for 2003 was governed by the employment agreement between him and the Company, as adjusted by the Compensation Committee to reflect the factors noted above that it applies to all senior executives. Mr. Burke’s bonus award for 2003 was intended to compensate him for leading the Company’s continuing efforts to stabilize its operations. The most heavily weighted factor in the determination of Mr. Burke’s bonus award was the individual performance of his duties.

THE COMPENSATION COMMITTEE

Lee M Gammill, Jr. (Chairman)
Martin Berkowitz
Jerry Rosenbloom
Jeffery D. Watkins
Jon W. Yoskin, II

Performance Graph

      The graph set forth below compares the cumulative total returns to holders of Common Shares of the Company with the cumulative total return of the Standard & Poor’s 500 Index and the Standard & Poor’s Life/ Health Index for the period beginning December 31, 1998 through December 31, 2003. The indices are included for comparative purposes only. They do not necessarily reflect management’s opinion that such indices are an appropriate measure of relative performance of the Company’s Common Shares, and are not intended to forecast or be indicative of future performance of the Common Shares. The graph assumes that the value of the investment in the relevant stock or index was $100 on December 31, 1998 and that all dividends were reinvested. The closing market price of the Company’s Common Shares on December 31, 2003 was $1.38 per share.

Compare 5-Year Cumulative Total Return

Among Annuity & Life Re (Holdings) Ltd.,
S&P 500 Index and S&P Insurance — Life/ Health Index

Audit Committee Report

      In connection with management’s preparation of the Company’s financial statements for the year ended December 31, 2003, the Audit Committee reviewed and discussed the audited financial statements with management and KPMG, the Company’s independent auditor for the year ended December 31, 2003.

      Management has the primary responsibility for preparing the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditor audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements present fairly, in all material respects, the financial condition, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States and discusses with the Audit Committee its independence and any other matters it is required to discuss or that it believes should be raised with the Audit Committee. The Audit Committee oversees these processes, although it must rely on the information provided to it and on the representations made by management and the independent auditor.

      The Audit Committee has discussed with KPMG the results of its audit and the matters required by Statement of Auditing Standard No. 61. In addition, the Audit Committee has received from KPMG a letter providing the disclosure required by Independence Standard Board Standard No. 1 and has discussed with KPMG the information required to determine the auditor’s independence. Based on the results of these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

      The fees paid to KPMG for audit services rendered during 2003 and 2002 and the Audit Committee’s pre-approval policies and procedures with respect to the Company’s independent auditor are set forth on page 12 of this Proxy Statement. KPMG provided no other services to the Company during 2003.

      On March 30, 2004, KPMG advised the Company that it would not be seeking re-election at the Annual Meeting. The Audit Committee has selected Marcum & Kliegman LLP as the Company’s independent auditor for 2004, subject to ratification by the Company’s shareholders at the Annual Meeting.

THE AUDIT COMMITTEE

Albert R. Dowden (Chairman)
Martin Berkowitz
Lee M. Gammill, Jr.
Robert P. Johnson
Jerry S. Rosenbloom

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Compensation Committee Report, Performance Graph and Audit Committee Report shall not be incorporated by reference into any such filings.

Principal Shareholders

      The table below sets forth certain information regarding the beneficial ownership of Common Shares by (a) each shareholder known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, of more than 5% of the outstanding Common Shares, (b) each director of the Company, (c) each of the Named Officers, and (d) all current executive officers and directors of the Company as a group. Each of the shareholders named below has sole voting power and sole investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated. Information regarding beneficial ownership of shareholders that are not directors and/or officers of the Company is based on filings with the Commission available to the Company. Unless otherwise indicated below, the information in the table represents beneficial ownership as of June 1, 2004 and the address for each beneficial owner is c/o Annuity and Life Re (Holdings), Ltd., Cumberland House, 1 Victoria Street, Hamilton, HM 11, Bermuda.

	Amount of	Percent
Name of Beneficial Owner	Common Shares	of Class

Prescott Group Capital Management, L.L.C. and affiliates(1)	3,885,400	14.7%
Summit Capital Management, LLC and affiliates(2)	3,796,100	14.3%
XL Capital Ltd(3)	3,340,380	12.5%
Overseas Partners, Ltd.(4)	1,773,050	6.7%
Michael P. Esposito, Jr.(3)(5)	683,625	2.5%
Frederick S. Hammer(6)	469,641	1.7%
John F. Burke(7)	387,833	1.5%
Robert M. Lichten(8)	275,334	1.0%
Robert J. Reale(9)	253,109	0.9%
Robert P. Johnson(10)	164,225	*
William H. Mawdsley, III(11)	92,767	*
Jon W. Yoskin, II(12)	38,900	*
Jerry S. Rosenbloom(13)	37,000	*
Lee M. Gammill, Jr.(13)	32,500	*
Patricia E. McWeeney(14)	6,666	*
Jeffrey D. Watkins (1)(10)	5,000	*
Albert R. Dowden(10)	5,000	*
Henry C.V. Keeling (3)(10)	5,000	*
Martin A. Berkowitz(15)	—	*
Bryan Featherstone(16)	—	*
All current directors and executive officers as a group (fourteen persons)(17)	2,285,159	8.2%

*	Less than 1%.

(1)	Based on information provided pursuant to a Schedule 13G/ A dated as of December 31, 2003 filed jointly by Prescott Group Capital Management, L.L.C., Prescott Group Aggressive Small Cap Master Fund, G.P., Prescott Group Aggressive Small Cap, L.P., Prescott Group Aggressive Small Cap II, L.P., Prescott Group Mid Cap, L.P. and Phil Frohlich with the Commission on February 13, 2004. The address for each of the foregoing is 1924 South Utica, Suite 1120, Tulsa, Oklahoma 74104. Jeffrey D. Watkins, a director of the Company, is currently the President of Prescott Group Capital Management L.L.C. and may be considered to have voting and investment control over the Common Shares owned by it; Mr. Watkins disclaims beneficial ownership with respect to such shares. The Schedule 13G/ A indicates that (i) Prescott Group Capital Management, L.L.C. has beneficial ownership of, and sole voting and dispositive power over 3,662,000 Common Shares; (ii) Prescott Group Aggressive Small Cap Master Fund, G.P. has beneficial ownership of, and sole voting and dispositive power over, 3,278,000 Common Shares; (iii) Prescott Group Aggressive Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P. each has beneficial ownership of, and shares voting and dispositive power over, 3,278,000 Common Shares; (iv) Prescott Group Mid Cap, L.P. has beneficial ownership of, and sole voting and dispositive power over, 384,000 Common

Shares; and (v) Phil Frohlich has beneficial ownership of, and sole voting and dispositive power over, 223,400 Common Shares and, as the manager of Prescott Group Capital Management, L.L.C., has beneficial ownership of, and shares voting and dispositive power over, an additional 3,662,000 Common Shares.

(2)	Based on information provided pursuant to a Schedule 13G/ A dated as of December 31, 2003 filed jointly by Summit Capital Management, LLC, Summit Capital Partners, LP and John C. Rudolph with the Commission on February 13, 2004. The address for each of the foregoing is 601 Union Street, Suite 3900, Seattle, WA 98101. The Schedule 13G/ A indicates that (i) Summit Capital Management, LLC has beneficial ownership of, and shares voting and dispositive power over, 3,796,100 Common Shares; (ii) Summit Capital Partners, LP has beneficial ownership of 1,922,100 Common Share; and (iii) John C. Rudolph has beneficial ownership of, and sole voting and dispositive power over, 720,150 Common Shares and has beneficial ownership of, and shares voting and dispositive power over, an additional 3,075,950 Common Shares.

(3)	Includes 206,231 Common Shares issuable upon exercise of Class B Warrants that are currently exercisable. Michael P. Esposito, Jr., a director of the Company, is currently the non-executive Chairman of the Board of XL Capital Ltd (“XL”), and Henry C.V. Keeling, also a director of the Company, is currently an Executive Vice President of XL. Each of them may be considered to have voting and investment control over the Common Shares and warrants owned by XL, as to which each disclaims beneficial ownership of such shares. The address for XL is XL House, 1 Bermudiana Road, P.O. Box 2245, Hamilton, HM JX, Bermuda.

(4)	Includes 128,895 Common Shares issuable upon exercise of Class B Warrants that are currently exercisable. The address for Overseas Partners, Ltd. is Mintflower Place, 8 Par-la-Ville Road, P.O. Box HM 1581, Hamilton, HM 08, Bermuda.

(5)	Includes 12,000 Common Shares issuable upon exercise of options that are currently exercisable. Includes 100,000 Common Shares held by M.A.& M. Esposito Company, 22,500 Common Shares held by Red Towers Securities and 20,500 Common Shares held by Esposito Company, each of which are companies in which Mr. Esposito has voting control. Includes 522,410 Common Shares issuable upon exercise of Class A Warrants that are currently exercisable. Does not include 154,674 Common Shares issuable upon exercise of Class A Warrants owned by adult children of Mr. Esposito, as to which he disclaims beneficial ownership.

(6)	Includes 12,000 Common Shares issuable upon exercise of options that are currently exercisable. Includes 451,277 Common Shares issuable upon exercise of Class A Warrants that are currently exercisable. Does not include 89,547 Common Shares issuable upon exercise of Class A Warrants owned by certain trusts for the benefit of Mr. Hammer’s children and grandchildren, as to which he disclaims beneficial ownership.

(7)	Includes 133,333 Common Shares issuable upon exercise of options that are currently exercisable. Does not include 191,667 Common Shares issuable upon exercise of options that are not currently exercisable.

(8)	Includes 12,000 Common Shares issuable upon exercise of options that are currently exercisable. Includes 261,227 Common Shares issuable upon exercise of Class A Warrants that are currently exercisable. Does not include 209,625 Common Shares issuable upon exercise of Class A Warrants owned by certain trusts for the benefit of Mr. Lichten’s children and grandchildren, as to which he disclaims beneficial ownership.

(9)	Includes 223,500 Common Shares issuable upon exercise of options that are currently exercisable. Due to the non-renewal of Mr. Reale’s employment contract upon its expiration on May 31, 2004, all of his unvested options and restricted share awards were cancelled as of May 31, 2004. All of Mr. Reale’s unexercised options will expire on August 31, 2004.

(10)	Includes 5,000 Common Shares issuable upon exercise of options that become exercisable within 60 days. Does not include 10,000 Common Shares issuable upon exercise of options that are not currently exercisable.

(11)	Includes 6,667 Common Shares issuable upon exercise of options that are currently exercisable. Does not include 3,333 Common Shares issuable upon exercise of options that are not currently exercisable.

(12)	Includes 27,000 Common Shares issuable upon exercise of options that are currently exercisable. Includes 4,800 Common Shares held by Mr. Yoskin’s spouse, over which Mr. Yoskin shares voting and dispositive control.

(13)	Includes 27,000 Common Shares issuable upon exercise of options that are currently exercisable.

(14)	Based on information available to the Company as of October 31, 2003, the date Ms. McWeeney ceased being an employee of the Company. All of her unvested options and restricted share awards were cancelled as of that date and all of her unexercised options have since expired.

(15)	Does not include 15,000 Common Shares issuable upon exercise of options that are not currently exercisable.

(16)	Based on information available to the Company as of July 31, 2003, the date Mr. Featherstone left the Company. All of his unvested options and restricted share awards were cancelled as of that date and all of his unexercised options have since expired.

(17)	Includes 1,234,914 Common Shares issuable upon exercise of warrants that are currently exercisable, 275,333 Common Shares issuable upon exercise of options that are currently exercisable and 20,000 Common Shares issuable upon exercise of options that become exercisable within 60 days.

Certain Relationships and Related Party Transactions

Director Nominee Arrangements

      XL Capital Ltd and Overseas Partners, Ltd. each have the right to nominate one person for election as a director of the Company for so long as they own at least 500,000 Common Shares. Henry C.V. Keeling is an Executive Vice President of XL Capital and Chief Executive Officer of XL Re, and he is the formal nominee of XL Capital. Overseas Partners, Ltd. has not designated a nominee.

Indemnification Advances

      In accordance with the Company’s Amended and Restated Bye-laws, the Company indemnifies its officers and directors to the fullest extent permissible under Bermuda law. Pursuant to the Bye-laws, the Company will make advances for payment of the expenses incurred in connection with defending any action for which indemnification has properly been sought. In connection with a purported shareholder class action lawsuit filed against the Company and certain of its current and former officers and directors, the Company made advances of approximately $102,892 and $49,011 to Messrs. Burke and Hammer, respectively, for payment of their expenses related to defending this lawsuit during 2003.

Transactions with Shareholders

XL Capital

      Michael P. Esposito, Jr., a director of the Company, currently serves as the non-executive Chairman of the Board of XL Capital. Henry C.V. Keeling is a director of the Company and currently serves as an officer of XL Capital and is the Chief Executive Officer of XL Re. Robert M. Lichten, a director of the Company, serves as a director of a United States-based subsidiary of XL Capital. XL Capital is a major shareholder of the Company.

      On December 31, 2002, the Company entered into a transaction with XL Life Ltd, a subsidiary of XL Capital, pursuant to which the Company transferred certain blocks of life reinsurance business to XL Life. Under the agreement with XL Life, the Company novated five blocks of life reinsurance business to XL Life, which in turn entered into a 50% quota share reinsurance agreement with the Company with respect to four of those blocks of business. As a result of the transaction, the Company incurred a loss of approximately $26.5 million, primarily as a result of a write down of deferred acquisition costs of $38.7 million (which was partially offset by a net ceding commission to the Company of $18.0 million), a write down of prepaid expenses of $2.4 million and transaction costs of approximately $3.2 million. The agreement also provided that XL Life would receive an additional payment of $5.0 million if, during the 18 months following the agreement, the Company received new capital funding of at least $35.0 million and the Company’s stock traded at a price at or above $5.00 per share for a period of 20 out of 30 consecutive trading days.

      On August 5, 2003, XL Life served the Company with notice of its intention to recapture the 50% quota share reinsurance agreement with the Company. As a result, the Company determined it would not be able to recover the deferred acquisition costs carried for this agreement from future expected income, and wrote down approximately $21.0 million of such deferred acquisition costs in the three months ended June 30, 2003.

      During 2003, the Company and XL Life had been in discussions with respect to each party’s rights and obligations under the novation and retrocession agreements entered into at December 31, 2002, as well as a $10.0 million excess of loss reinsurance policy and a catastrophe excess of loss cover that were each purchased by the Company from XL Life in the first quarter of 2002 and two annuity reinsurance agreements ceded to the Company by an affiliate of XL Life. The $10.0 million excess of loss reinsurance policy was purchased to protect against lifetime minimum interest guarantee payments under the Company’s annuity reinsurance agreement with Transamerica, and full recovery under the policy had been anticipated in establishing the Company’s deferred acquisition cost asset. The catastrophe excess of loss cover expired by its terms on December 31, 2002, but the Company had continued to discuss with XL Life the remaining obligations asserted under the agreement. The two annuity reinsurance agreements had been in effect since December 17, 1999, and represented approximately $95.9 million (including a cumulative loss from embedded derivatives of approximately $2.8 million) of the Company’s Funds withheld at interest and approximately $95.6 million of the Company’s Interest sensitive contract and other liabilities on July 1, 2003.

      As a result of the Company’s discussions with XL Life, the Company and XL Life and its affiliate agreed to mutually discharge their respective rights and obligations under all of the agreements described in the preceding paragraph in a comprehensive settlement effective as of July 1, 2003. Under the terms of the comprehensive settlement, the Company paid $6.0 million to XL Life and was released from any and all obligations to XL Life and its affiliate under all of the agreements among the parties. In addition, as part of the comprehensive settlement, the Company is obligated to pay $2.0 million to XL Life if prior to June 30, 2004 the Company’s stock trades above $2.00 per share for a period of 20 out of any 30 consecutive trading days and the Company raises an aggregate $35.0 million of equity or debt.

Prudential

      The Prudential Investment Corporation serves as the Company’s investment manager. The Company has agreed to pay a fee for investment management services to The Prudential Investment Corporation based upon the amount of funds managed. The fee is based upon a sliding scale and has been determined on an arms-length basis. The Company also had entered into several life reinsurance agreements with the Prudential Insurance Company of America, all of which were recaptured during 2003. These contracts had been negotiated under normal commercial terms. One of the Company’s former directors was an executive officer of Prudential Financial, Inc., an affiliate of both The Prudential Investment Corporation and Prudential Insurance Company of America.

Transactions with Management

      During 1998, Mr. Reale purchased 113,476 Common Shares from the Company, and the Company loaned him $150,000 to partially finance such purchase. The loan bore interest at 7% per annum. The loan and accrued interest became due and payable in April 2003. During 2003, the largest aggregate amount outstanding under the loan was $210,383. Mr. Reale repaid the loan and accrued interest in full on May 31, 2003.

      During 2002, the Company loaned Mr. Burke $250,000 to finance the purchase of 16,000 Common Shares. The loan bore interest at 5% per annum. During 2003, the largest aggregate amount outstanding under the loan was $258,836. Mr. Burke repaid the loan and accrued interest in full on February 28, 2003.

Shareholder Proposals

      Under the Commission’s rules, certain shareholder proposals may be included in the Company’s proxy statement. Any shareholder desiring to have such a proposal included in the Company’s proxy statement for the Annual Meeting to be held in 2005 must deliver a proposal that complies with Rule 14a-8(e) under the Exchange Act to the attention of the Company’s Secretary at the Company’s executive offices on or before March 4, 2005. Where a shareholder does not seek inclusion of a proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Exchange Act, the proposal must be received by the Company’s Secretary at the Company’s executive offices on or before May 18, 2005, or it will be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act and, therefore, the proxies will have the right to exercise discretionary authority with respect to such proposal. The Company has not received any such proposal to be submitted from the floor at the upcoming meeting.

Householding

      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or Annual Report may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Investor Relations, Annuity and Life Re (Holdings), Ltd., Cumberland House, 1 Victoria Street, Hamilton, HM 11, Bermuda; telephone number (441) 296-7667. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

Miscellaneous

      The Company, upon request, will furnish to record and beneficial holders of its Common Shares, free of charge, copies of its Audit, Compensation and Corporate Governance Committee charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics, as well as a copy of its Annual Report (including financial statements but without exhibits and schedules) for the year ended December 31, 2003. Copies of exhibits to the Annual Report also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to the Secretary, at the offices of the Company set forth on page one of this Proxy Statement.

By Order of the Board of Directors,

JOHN F. BURKE
Chief Executive Officer

July 2, 2004

APPENDIX A

ANNUITY AND LIFE RE (HOLDINGS), LTD.

Audit Committee Charter

      The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Annuity and Life Re (Holdings), Ltd. (the “Company”) is to assist the Board in its oversight of (1) the integrity of the Company’s financial statements; (2) the independent auditor’s qualifications, independence and performance; (3) the performance of the Company’s internal audit function; and (4) the Company’s compliance with legal and regulatory requirements. The Committee shall report to the full Board regularly and review with it any issues that arise regarding these oversight functions.

      The Committee shall prepare the Audit Committee report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

1.	Organization; Meetings

      The Committee shall consist of at least three members, appointed annually by the Board. All members of the Committee shall, in the judgment of the Board, satisfy the applicable independence and financial literacy requirements under the listing standards of the New York Stock Exchange (the “NYSE”) (or of such other exchange or automatic quotation system where the Company’s securities are listed) and under the rules and regulations of the SEC. In addition, in the judgment of the Board, at least one member of the Committee shall have accounting or related financial expertise. The Board shall determine whether any members of the Committee are “financial experts,” as defined by the SEC, and make appropriate disclosure of that determination as required by applicable law.

      The Committee shall meet at least quarterly or more often as it deems necessary in its judgment to properly discharge its responsibilities. The Committee also shall meet periodically and separately with each of (i) management; (ii) the personnel responsible for the Company’s internal audit function; and (iii) the independent auditor. The Committee may only transact business at a meeting at which a quorum of the Committee is present (in person or by means of telephone conference) or by a resolution in writing signed by all the members of the Committee. A majority of the members of the Committee shall constitute a quorum.

2.	Responsibilities and Duties

      The Committee, to fulfill its responsibilities and duties, shall:

Relationship with Independent Auditor

      1. Appoint, retain, determine the compensation for and, where appropriate, terminate the Company’s independent auditor (subject, if applicable, to shareholder ratification). The Committee (or a designated member thereof) shall pre-approve, in accordance with its policies, all audit services and all non-audit services (including the fees and terms thereof) to be provided by the independent auditor. The Committee shall not delegate these responsibilities to management.

      2. Evaluate and oversee the work of the Company’s independent auditor and discuss any significant changes required in the independent auditor’s audit plan. The independent auditor shall report directly to the Committee.

      3. Evaluate the independent auditor’s qualifications, performance and independence, by receiving annually from the independent auditor a report, which, among other things, shall describe (i) the independent auditor’s internal quality-control procedures; (ii) any material issues raised by the independent auditor’s most recent internal quality control review, peer review or inquiry or investigation by governmental or professional authorities within the preceding five years concerning one or more of its independent audits and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditor and the Company. The Committee shall discuss with the independent auditor any other matters required by the Independence Standards Board Standard No. 1 as in effect at that time and also should (i) evaluate the lead partner of the independent auditor’s team to ensure that all audit partners are rotated as required by applicable law; and (ii) consider whether to rotate the independent auditor. These evaluations may consider the opinions of the Company’s management and internal auditors.

      4. Review and discuss with the independent auditor the matters required to be discussed under SAS 61, including without limitation, any audit problems or difficulties encountered during the course of the audit, including any restrictions on the scope of the independent auditor’s activities or access to requested information and any disagreements with management (which the Committee shall resolve).

      5. Set clear hiring policies for employees or former employees of the independent auditor.

Review of Financial Statements and Disclosure Matters

      1. Review and discuss with management and the independent auditor before filing with the SEC, the Company’s annual audited financial statements and quarterly financial statements, including all related footnotes, and the disclosures in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

      2. Review and discuss with management and the independent auditor analyses or reports of significant accounting and financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including (i) critical accounting policies and practices, including significant changes in their selection or application; (ii) major issues concerning the adequacy of the Company’s internal controls and any special audit steps adopted in response to material internal control deficiencies; (iii) alternative treatments of financial information within U.S. GAAP that have been discussed with management, ramifications of their use and the treatment preferred by the independent auditor; (iv) the effect of regulatory and accounting initiatives and off-balance sheet structures on the Company’s financial statements; and (v) all material written communications (and proposed written communications) between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

      3. Review generally the types of information in, and the type of presentation of, the Company’s earnings press releases (including the use of “pro forma” or “adjusted” non-GAAP information) and the financial information and earnings guidance provided to analysts and rating agencies.

Review of Internal Audit Function

      1. Discuss with the independent auditor the responsibilities, budget and staffing of the Company’s internal audit function.

      2. Review and discuss with management and the independent auditor the development and effectiveness of the Company’s internal audit function.

      3. Review significant reports to management prepared by those personnel responsible for the Company’s internal audit function and management’s responses to those reports.

      4. Review with the Company’s officers who provide the certifications for annual and quarterly reports those matters required to be discussed under the Securities Exchange Act of 1934.

      5. Review and discuss with management the Company’s guidelines and policies with respect to risk assessment and risk management, including major financial risk exposures and the steps management has taken to monitor and control such exposure.

General

      1. Establish procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

      2. Have the sole authority to retain and determine the appropriate compensation for independent legal, accounting, financial and other advisors as the Committee may deem necessary or appropriate to carry out its duties, at the expense of the Company.

      3. Review and reassess annually the adequacy of this Charter and make recommendations regarding proposed changes thereto to the Board of Directors.

      4. Perform annually an evaluation of the Committee’s own performance and make a report thereon to the full Board of Directors.

      5. As it deems appropriate, (i) conduct or authorize investigations into any matters within the scope of the Committee’s responsibilities; (ii) inspect the Company’s books and records; and (iii) require that the personnel responsible for the Company’s internal audit function and/or the Company’s independent auditor attend any meeting of the Committee.

* * *

      This Code will be made available on

Annuity Re’s website and, upon request, in print.

APPENDIX B

Bye-law 54(2)

(As proposed to be amended and restated; the proposed revision is set forth in bold-face type and set off in brackets below)

      (2) The Company may from time to time by resolution of the Members change the currency denomination of, increase, alter or reduce its share capital in accordance with the provisions of Sections 45 and 46 of the Act. [A resolution adopted by the Members to consolidate the Company’s share capital into shares of larger nominal amount than its existing shares may authorize the Board to determine such larger nominal amount within a range designated by the Members and the effective time of such consolidation and the Board may exercise such authority by resolution of the Board.] Where, on any alteration of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit including, without limiting the generality of the foregoing, the issue to Members, as appropriate, of fractions of shares and/or arranging for the sale or transfer of the fractions of shares of Members.

B-1

PROXY

ANNUITY AND LIFE RE (HOLDINGS), LTD.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE

     The undersigned, revoking all prior proxies, hereby appoints Frederick S. Hammer and Robert M. Lichten, or either of them, or failing them, the Chairman of the Annual Meeting, as the undersigned’s proxies, with full power of substitution, to vote all the common shares of Annuity and Life Re (Holdings), Ltd. (the “Company”) standing in the name of the undersigned on the Company’s books on June 30, 2004, at the Annual Meeting of Shareholders of the Company to be held on August 5, 2004, at 9:00 a.m. local time at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke, HM 08, Bermuda, or at any adjournments thereof, with all the powers the undersigned would possess if personally present as follows:

SEE REVERSE SIDE

* FOLD AND DETACH HERE *

[X] Please mark your votes as in this example.

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY DELIVERED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4.

1. Election of Directors

Nominees:
Martin A. Berkowitz
Michael P. Esposito, Jr.
Robert P. Johnson
Jeffrey D. Watkins

☐	FOR the nominees listed above (except as noted to the contrary below)	☐	WITHHOLD AUTHORITY to vote for the nominees listed above

(Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) on the line below.)

2. To ratify the selection of Marcum & Kliegman LLP as the Company’s independent auditor for 2004 and to authorize the Company’s Board of Directors, acting by the Company’s Audit Committee, to set its remuneration.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3. To approve a consolidation of the Company’s common shares within a range of one-for-two to one-for-twenty and to grant authority to the Company’s Board of Directors to determine the final terms and effective time of such consolidation.

FOR ☐	AGAINST ☐	ABSTAIN ☐

4. To amend the Company’s Bye-laws as set forth in Appendix B to the enclosed Proxy Statement to authorize the Board of Directors to determine the final terms and effective time of a consolidation of share capital that has been approved by the shareholders.

FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

CHANGE OF ADDRESS AND/OR COMMENTS MARK HERE ☐

The signature on this proxy should correspond exactly with the shareholder’s name as printed to the left. In the case of joint tenancies, co-executors or co-trustees, all should sign. Persons signing as attorney, executor, administrator, trustee or guardian should indicate their full title. Please mark, sign, date and return this proxy in the enclosed postage paid envelope.

SIGNATURE(S)                                                      DATE

* FOLD AND DETACH HERE *